UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 15, 2005

LookSmart, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	000-26357	13-3904355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Second Street, San Francisco, California	94107
(Address of principal executive offices)	(Zip Code)

(415) 348-7000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers

As previously announced, directors Tracey Ellery and Evan Thornley elected not to stand for re-election at the expiration of their current terms in office. Accordingly, at the annual shareholder meeting on June 15, 2005, the directorships of Tracey Ellery and Evan Thornley expired without renewal. With the reduction in the size of the board of directors from eight to seven referred to below, the board currently has one vacancy.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The Company’s Bylaws provide the board of directors with authority to determine the size of the board of directors by resolution. On June 15, 2005, the Company’s board of directors adopted a resolution to reduce the size of the board of directors from eight to seven members.

Item 8.01. Other Events

On June 15, 2005, the Company’s board of directors elected Edward F. West as Chair of the Board of Directors and Gary Wetsel as Chair of the Audit Committee.

On June 15, 2005, the Company held its annual stockholder meeting. At the meeting, a quorum of the stockholders of the Company considered two proposals: (1) the election of one director to the board of directors, and (2) the ratification of the appointment of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for the fiscal year ending December 31, 2005. The following table shows the results of the voting on these matters.

Proposal	Description	For	Against	Abstain
1	Nominee for director:

	Edward F. West	81,458,518	831,742	28,056

2	Ratification of PricewaterhouseCoopers as independent registered public accounting firm	81,725,056	534,285	58,975

SIGNATURE

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LookSmart, Ltd.
(Registrant)

June 16, 2005	/s/ William B. Lonergan
Date	William B. Lonergan, Chief Financial Officer